Exhibit 99.1

MEDEQUITIES REALTY TRUST REPORTS THIRD QUARTER 2018 RESULTS

NASHVILLE, Tenn., November 9, 2018 – MedEquities Realty Trust, Inc. (NYSE: MRT) (the “Company”) today announced its consolidated financial results for the quarter ended September 30, 2018 and other recent developments.

Overview – Third Quarter and Recent Developments

•

Reported results attributable to common stockholders for the third quarter of 2018 of net loss of $(0.07) per share, Funds from Operations (“FFO”) of $0.07 per diluted share, and Adjusted FFO (“AFFO”) of $0.22 per diluted share.

•

The reduction in base rent and related write-off of straight-line rent receivable associated with the Company’s Texas Ten Portfolio impacted both net loss attributable to common stockholders and FFO by $0.24 per diluted share and AFFO by $0.09 per diluted share.

•

Consistent with terms of a construction mortgage loan provided to Sequel Youth and Family Services (“Sequel”) in October 2017, the Company acquired a 63-bed behavioral health facility treating youths and adolescents in September 2018 that previously served as collateral for the loan for a purchase price of approximately $6.4 million and leased the facility to Sequel pursuant to a 15-year triple-net lease at an initial yield of 9.0%.

•

On October 9, 2018, the Company amended its secured credit facility, primarily to address recent tenant performance issues with the Texas Ten Portfolio and the deferral of a portion of the Fundamental Healthcare master lease payment, as previously disclosed.

•

Pending resolution of matters related to the Company’s Texas Ten Portfolio, which include obtaining regulatory approvals of the transfer of operations to a new operator and commencement of rent pursuant to a new lease, the Company’s Board of Directors delayed any decision regarding the dividend for the third quarter of 2018.

•

Revised 2018 per share guidance for net income attributable to common stockholders to $0.21 to $0.23 (from $0.60 to $0.61), FFO to $0.75 to $0.77 (from $1.13 to $1.15) and AFFO to $1.00 to $1.02 (from $1.19 to $1.22) primarily as a result of impacts from the Texas Ten Portfolio.

Financial Results for the Third Quarter of 2018

Net loss attributable to common stockholders for the quarter ended September 30, 2018 was $(2.1) million, or $(0.07) per share, compared with net income attributable to common stockholders of $5.3 million, or $0.17 per diluted share, for the same period in 2017.  Consolidated total revenues for the quarter ended September 30, 2018 were $9.7 million, compared with $15.8 million for the same period in 2017. The Company placed the Texas Ten Portfolio on non-accrual status for revenue recognition commencing in the third quarter based on the ongoing operating difficulties of the tenant.  The Company recognized $0.5 million in rental income for cash rents received and wrote off the $4.8 million straight-line rent receivable related to the Texas Ten Portfolio master lease. The Texas Ten Portfolio accounted for a $7.9 million decrease in revenues, including the reduction of straight-line rent, which was partially offset by a $2.1 million increase in revenues attributable to the Company’s real estate investment activities during and subsequent to the third quarter of 2017.

FFO for the quarter ended September 30, 2018 was $2.2 million, or $0.07 cents per diluted common share, compared with $9.2 million, or $0.29 per diluted common share, for the same period in 2017.  The decrease in FFO reflects the $7.9 million reduction in revenue associated with the Texas Ten Portfolio.

AFFO for the quarter ended September 30, 2018 was $7.1 million, or $0.22 per diluted common share, compared with $9.0 million, or $0.29 per diluted common share, for the same period in 2017.  The reduction in base rent recognized for the Texas Ten Portfolio accounted for a $2.7 million decrease in AFFO.  The straight-line rent receivable write off had no effect since straight-line rents are an adjustment to derive AFFO.

Other changes that impacted both FFO and AFFO include $1.7 million in higher net revenues from the Company’s real estate portfolio, excluding the Texas Ten Portfolio; a $0.8 million decrease in general and administrative expenses; $1.1 million in higher interest expense associated with a higher weighted-average balance and interest rate; and $0.6 million in real estate acquisition-related costs on transactions determined no longer viable.

Investment Activity

As of September 30, 2018, the Company had gross real estate investments totaling approximately $643.2 million, which was comprised of $596.0 million in 34 healthcare facilities and $47.2 million in five mortgage notes receivable and one note receivable collateralized by existing healthcare facilities and redevelopment of healthcare facilities. In addition, the Company had approximately $15.1 million remaining to fund under various funding commitments and construction mortgage notes as of September 30, 2018.

Consistent with terms of a construction mortgage loan provided in October 2017 to construct a 63-bed behavioral health facility in Andersonville, Tennessee that specializes in treating youths and adolescents, on September 21, 2018, the Company acquired the facility. The purchase price of approximately $6.4 million was satisfied by applying the aggregate principal amount outstanding on the construction mortgage note. Upon acquisition, the Company leased the facility to Sequel pursuant to a triple-net lease at an initial yield of 9.0%, with annual escalators. This new facility is a replacement for an existing nearby facility operated by Sequel.

Financing Activity

Credit Facility Amendment

On October 9, 2018, the Company amended its $300 million secured credit facility, primarily to account for recent tenant performance issues with the Texas Ten Portfolio and the deferral of a portion of the rent under the Fundamental Healthcare master lease, both of which have been previously disclosed. The following is a summary of the amended terms of the credit agreement, a copy of which was included as an exhibit in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2018:

•

Increases the applicable margin on outstanding borrowings to a range of 2.00% to 3.50% from 1.75% to 3.00% for LIBOR-rate loans, depending on the Company’s leverage ratio.  The new margins remain in effect until the satisfaction of various performance hurdles outlined in the amendment (but no earlier than July 1, 2019), including, among others, approval of a new tenant for the Texas Ten Portfolio by December 31, 2018 and completion of the expansion at Mountain’s Edge Hospital by March 31, 2019 (the “Performance Hurdles”);

•	Increases temporarily the borrowing base availability attributable to the Company’s existing borrowing base assets, other than the Texas 10 Portfolio, until December 31, 2018;
•

Reduces the borrowing base availability attributable to the Texas Ten Portfolio until December 31, 2018, provided that the borrowing base availability attributable to the Texas Ten Portfolio will be reduced to zero and the Texas Ten Portfolio will be excluded as a borrowing base asset if the portfolio is not re-leased on terms acceptable to the lenders or certain other conditions are not satisfied on or prior to December 31, 2018;

•

Until the satisfaction of the Performance Hurdles, restricts future borrowings under the credit agreement to approximately $20.4 million for specific uses, comprised primarily of the remaining funding obligations for the expansion at Mountain’s Edge Hospital and under the Company’s construction mortgage loan to Haven Healthcare; unless approved by lenders representing two-thirds of the outstanding commitments under the credit agreement, until satisfaction of the Performance Hurdles has occurred; and

•

Restricts dividends and distributions beginning in 2019, unless approved by lenders representing two thirds of the outstanding commitments under the credit agreement, if a default or event of default has occurred as a result, in whole or in part, of the Company’s failure to re-tenant the Texas Ten Portfolio and obtain approval of the new tenant by December 31, 2018.

Guidance for 2018

Primarily as a result of the referenced impacts from the Texas Ten Portfolio, the Company for the year ending December 31, 2018, revised its guidance for net income attributable to common stockholders to $0.21 to $0.23 (from $0.60 to $0.61) per diluted common share, FFO to $0.75 to $0.77 (from $1.13 to $1.15) per diluted common share and AFFO to $1.00 to $1.02 (from $1.19 to $1.22) per diluted common share.

A reconciliation of projected net income attributable to common stockholders per diluted share to projected FFO and AFFO per diluted share is provided as follows:

	Full Year
	2018 Range
	Low	High
Net income attributable to common stockholders	$0.21	$0.23
Add: Real estate depreciation & amortization, net of noncontrolling interest	0.54	0.54
FFO attributable to common stockholders	0.75	0.77
Stock-based compensation expense	0.11	0.11
Deferred financing costs amortization	0.04	0.04
Expensed transaction costs	0.07	0.07
Straight-line rental income, net of noncontrolling interest	0.01	0.01
Other adjustments (1)	0.02	0.02
AFFO attributable to common stockholders	$1.00	$1.02

______________________________

(1) Includes adjustments for non-real estate depreciation and straight-line rent expense.

The Company’s guidance for net income attributable to common stockholders, FFO and AFFO for 2018 is based on the following assumptions:

•	No rents received or revenue recognized for the Texas Ten Portfolio in the fourth quarter of 2018
•	Total investment volume of approximately $77 million
•	Cash general and administrative expenses of approximately $10.1 million
•	Interest expense of approximately $12.5 million, including approximately $1.2 million in amortization of deferred financing costs
•	Weighted average diluted share count of 31.7 million

Portfolio Update

For the twelve months ended June 30, 2018 (the most recent reporting period for which information is available for the Company’s operators), the Company’s stabilized, single-tenanted portfolio experienced an increase in occupancy and a slight decline in rent coverages, primarily related to its skilled nursing facility (“SNF”) portfolio. Beginning with this reporting period, the Texas Ten Portfolio was removed from the Company’s stabilized portfolio because the Company is actively seeking to transition the facilities to a new operator.

Texas Ten Tenant

For the reporting period ended June 30, 2018, the tenant for the Company’s ten skilled nursing facilities in Texas (the “Texas Ten Tenant”) reported that the rent and fixed charge coverage ratios were 0.79x and 0.72x, respectively, for the trailing twelve-month reporting period ended June 30, 2018, as compared to 0.77x and 0.70x, respectively, for the prior trailing twelve-month reporting period ended March 31, 2018. Rent coverage on an EBITDARM basis for the same reporting periods was 1.07x and 1.04x, respectively. For the third quarter of 2018, the Texas Ten Tenant, currently on cash basis revenue recognition, paid us approximately $0.5 million applied to rent. We have continued to seek alternative tenants for the facilities in the Texas Ten Portfolio.

Discussions are in advanced stages with multiple parties that have expressed interest in the portfolio. At this time, we expect that a master lease with a new operator would commence effective January 1, 2019, subject to obtaining regulatory approvals, and would provide for annual cash base rent of approximately $7.7 million. However, we can provide no assurances regarding our ability to lease the facilities to a new operator on such terms, in a timely manner or at all.

Fundamental Healthcare

Mountain’s Edge Hospital, leased and operated by a subsidiary of Fundamental Healthcare (“Fundamental”), is undergoing an expansion to add five operating rooms. Once construction is completed, Fundamental believes the facility will be able to provide a broad variety of surgical services that will result in higher patient volumes and reimbursements. The operating results of the Mira Vista skilled nursing facility have been adversely affected by turnover in the facility’s administrator position as well as by increased competition in the market. As a result of the operating performance at these two facilities, management of Fundamental has reported to us that, for the trailing twelve-month period ended June 30, 2018, the portfolio rent coverage ratio was 0.74x. Additionally, Fundamental management reported the fixed charge coverage ratio of the Fundamental Guarantor for the trailing twelve-month period ended June 30, 2018 was 1.08x.

Consistent with its prior disclosures in August 2018, the Company executed an amendment to the master lease with Fundamental on October 6, 2018, to defer a portion of monthly rent in the aggregate amount of approximately $2.4 million (the “Total Abatement Amount”), for the period from May 20, 2018 through March 20, 2019 (“the Temporary Abatement Period”). During the Temporary Abatement Period, Fundamental is required to pay monthly interest on the then-outstanding Total Abatement Amount at an annual interest rate of 9.0% in addition to other contractual rents due under the Fundamental Master Lease. Beginning April 20, 2019, Fundamental is required to repay the Total Abatement Amount based on a nine-month amortization schedule ending on December 20, 2019, in addition to other contractual rents due under the Fundamental Master Lease.

The Temporary Abatement Period coincides with the currently planned date of completion of the expansion of Mountain’s Edge Hospital and the commencement of surgical procedures in the new operating rooms, in order to align expected operational performance with contractual rent.

Quarterly Distributions to Common Stockholders

Pending resolution of matters related to the Company’s Texas Ten Portfolio, which include obtaining regulatory approvals of the transfer of operations to a new operator and commencement of rent pursuant to a new lease as discussed in the Portfolio Update section above, the Company’s Board of Directors delayed any decision regarding the dividend for the third quarter of 2018. There can be no assurances regarding the timing and amount of the third quarter dividend. All future dividends remain subject to the discretion of the Company’s Board of Directors.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, on Monday, November 12, 2018 at 7:30 a.m. Central Time. The number to call for this interactive teleconference is (412) 542-4116. A replay of the call will be available through November 19, 2018 by dialing (412) 317-0088 and entering the replay access code, 10125156.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.medequities.com. The online replay will be available approximately one hour after the end of the call and archived for approximately twelve months.

About MedEquities Realty Trust, Inc.

MedEquities Realty Trust (NYSE: MRT) is a self-managed and self-administered real estate investment trust that invests in a diversified mix of healthcare properties and healthcare-related real estate debt investments. The Company’s management team has extensive industry experience in acquiring, owning, developing, financing, operating, leasing and monetizing many types of healthcare properties and portfolios. MedEquities’ strategy is to become an integral capital partner with high-quality and growth-oriented facility-based providers of healthcare services on a nationwide basis, primarily through net-leased real estate investment. For more information, please visit www.medequities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about the Company’s 2018 guidance and related assumptions, strategic plans and objectives, potential property acquisitions and investments, anticipated capital expenditures, access to capital, the declaration, if any, the timing and the amounts of anticipated cash distributions to our stockholders in the future, the ability of the Texas Ten Tenant and Fundamental to improve their operating results and return to compliance with financial covenants under their master leases, our ability to lease the Texas Ten facilities to other tenants on terms acceptable to the lenders under our credit agreement and satisfy the Performance Hurdle and other conditions under our credit agreement, the future borrowing capacity under our credit agreement and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” and variations of these words and other similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), and other documents filed by the Company with the SEC from time to time, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. You are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results.

Contacts:
Jeff Walraven	Tripp Sullivan
EVP & Chief Financial Officer	SCR Partners
(615) 627-4712	(615) 760-1104 IR@medequities.com

MedEquities Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30, 2018	December 31, 2017
Assets	(unaudited)
Real estate properties
Land	$45,594	$43,180
Building and improvements	535,366	505,623
Intangible lease assets	11,387	11,387
Furniture, fixtures and equipment	3,634	3,538
Less accumulated depreciation and amortization	(55,064)	(41,984)
Total real estate properties, net	540,917	521,744

Mortgage notes receivable, net	39,973	18,557
Note receivable	7,000	-
Cash and cash equivalents	5,810	12,640
Other assets, net	34,509	28,662
Total Assets	$628,209	$581,603

Liabilities and Equity
Liabilities
Debt, net	$270,447	$215,523
Accounts payable and accrued liabilities	7,005	6,605
Deferred revenue	1,635	2,722
Total liabilities	279,087	224,850

Commitments and contingencies
Equity
Common stock, $0.01 par value. Authorized 400,000 shares; 31,863 and 31,836 issued and outstanding at September 30, 2018 and December 31, 2017, respectively	314	314
Additional paid in capital	378,211	375,690
Dividends declared	(87,646)	(67,691)
Retained earnings	50,450	44,196
Accumulated other comprehensive income	4,200	1,247
Total MedEquities Realty Trust, Inc. stockholders' equity	345,529	353,756
Noncontrolling interest	3,593	2,997
Total equity	349,122	356,753
Total Liabilities and Equity	$628,209	$581,603

MedEquities Realty Trust, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Revenues
Rental income	$8,399	$15,114	$40,649	$43,240
Interest on mortgage notes receivable	1,103	644	2,964	1,606
Interest on notes receivable	176	8	341	27
Total revenues	9,678	15,766	43,954	44,873
Expenses
Depreciation and amortization	4,388	3,931	12,765	11,176
Property related	307	326	1,726	1,155
Real estate acquisition related	610	33	902	362
Franchise, excise and other taxes	96	50	238	76
General and administrative	2,284	3,046	10,656	9,196
Total operating expenses	7,685	7,386	26,287	21,965
Operating income	1,993	8,380	17,667	22,908

Other income (expense)
Interest and other income	1	3	11	5
Interest expense	(3,190)	(2,117)	(8,534)	(5,440)
	(3,189)	(2,114)	(8,523)	(5,435)

Net income (loss)	$(1,196)	$6,266	$9,144	$17,473
Less: Net income attributable to noncontrolling interest	(951)	(941)	(2,890)	(2,821)
Net income (loss) attributable to common stockholders	$(2,147)	$5,325	$6,254	$14,652

Net income (loss) attributable to common stockholders per share
Basic and diluted	$(0.07)	$0.17	$0.19	$0.46

Weighted average shares outstanding
Basic	31,624	31,467	31,576	31,429
Diluted	31,624	31,506	31,618	31,460

Dividends declared per common share	$0.21	$0.21	$0.63	$0.63

Non-GAAP Financial Measures

We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our performance: funds from operations attributable to common stockholders (“FFO”) and adjusted fund from operations attributable to common stockholders (“AFFO”).

Funds from Operations

FFO is a non-GAAP measure used by many investors and analysts that follow the real estate industry. FFO, as defined by the National Association of Real Estate Investment Trusts (“Nareit”), represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Noncontrolling interest amounts represent adjustments to reflect only our share of real estate-related depreciation and amortization. We compute FFO in accordance with Nareit’s definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. We believe that the presentation of FFO provides useful information to investors regarding our operating performance by excluding the effect of real-estate related depreciation and amortization, gains or losses from sales for real estate, including impairments, extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting, and that FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders.

Our calculation of FFO may not be comparable to measures calculated by other companies that do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. FFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Adjusted Funds from Operations

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations.  To calculate AFFO, we further adjust FFO for certain items that are not added to net income in Nareit’s definition of FFO, such as acquisition expenses on completed real estate transactions, non-real estate-related depreciation and amortization (including amortization of lease incentives, tenant allowances and leasing costs), stock-based compensation expenses, and any other non-comparable or non-operating items, that do not relate to the operating performance of our properties. For the nine months ended September 30, 2018, approximately $2.0 million of transaction costs comprised primarily of professional fees incurred during the second quarter of 2018 was added back in the calculation of AFFO. To calculate AFFO, we also adjust FFO to remove the effect of straight-line rent revenue, which represents the recognition of net unbilled rental income expected to be collected in future periods of a lease agreement that exceeds the actual contractual rent due periodically from tenants for their use of the leased real estate under each lease. Noncontrolling interest amounts represent adjustments to reflect only our share of straight-line rent revenue.

Our calculation of AFFO may differ from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

MedEquities Realty Trust, Inc.
Reconciliations of FFO and AFFO
(in thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net income (loss) attributable to common stockholders	$(2,147)	$5,325	$6,254	$14,652
Real estate depreciation and amortization, net of noncontrolling interest	4,308	3,849	12,513	10,929
FFO attributable to common stockholders	2,161	9,174	18,767	25,581
Stock-based compensation expense	781	783	2,833	2,673
Deferred financing costs amortization	262	241	779	803
Expensed transaction costs	13	-	2,059	-
Non-real estate depreciation and amortization	131	136	406	422
Straight-line rent expense	37	39	112	118
Straight-line rent revenue, net of noncontrolling interest	3,737	(1,348)	1,092	(3,496)
AFFO attributable to common stockholders	$7,122	$9,025	$26,048	$26,101

Weighted average shares outstanding- earnings per share
Basic	31,624	31,467	31,576	31,429
Diluted	31,624	31,506	31,618	31,460

Net income (loss) attributable to common stockholders per share
Basic and diluted	$(0.07)	$0.17	$0.19	$0.46

Weighted average common shares outstanding- FFO and AFFO
Basic	31,624	31,467	31,576	31,429
Diluted	31,673	31,506	31,618	31,460

FFO per common share
Basic	$0.07	$0.29	$0.59	$0.81
Diluted	$0.07	$0.29	$0.59	$0.81

AFFO per common share
Basic	$0.23	$0.29	$0.82	$0.83
Diluted	$0.22	$0.29	$0.82	$0.83